Exhibit 10.1

EXECUTION VERSION

INCREMENTAL TERM LOAN COMMITMENT AGREEMENT

among

BWAY INTERMEDIATE COMPANY, INC.,

BWAY HOLDING COMPANY, as the LEAD BORROWER,

BWAY CORPORATION and

NORTH AMERICA PACKAGING CORPORATION,

as SUBSIDIARY BORROWERS,

VARIOUS LENDERS

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as ADMINISTRATIVE AGENT

Dated as of January 18, 2013

DEUTSCHE BANK SECURITIES INC.,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, and

GOLDMAN SACHS BANK USA,

as JOINT LEAD ARRANGERS

January 18, 2013

BWAY Holding Company

c/o BWAY Corporation

8607 Roberts Drive, Suite 250

Atlanta, GA 30350-2237

Re: Incremental Term Loan Commitments

Ladies and Gentlemen:

Reference is hereby made to the Term Loan Credit Agreement, dated as of November 5, 2012 (as amended from time to time, the “Credit Agreement”), among BWAY Intermediate Company, Inc. (“Holdings”), BWAY Holding Company (the “Lead Borrower”), BWAY Corporation, North America Packaging Corporation (together with BWAY Corporation, the “Subsidiary Borrowers” and together with the Lead Borrower, the “Borrowers”), the various Lenders, Deutsche Bank Trust Company Americas, as Administrative Agent and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Bank USA, as Joint Lead Arrangers. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.

Each Lender (each an “Incremental Term Loan Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Incremental Term Loan Commitment set forth opposite its name on Annex I attached hereto (for each such Incremental Term Loan Lender, its “Incremental Term Loan Commitment”). Each Incremental Term Loan Commitment provided pursuant to this Agreement shall be subject to the terms and conditions set forth in the Credit Agreement, including Section 2.15 thereof.

Each Incremental Term Loan Lender agreeing to provide an Incremental Term Loan Commitment pursuant to this Agreement, the Borrowers and the Administrative Agent acknowledge and agree that the Incremental Term Loan Commitments provided pursuant to this Agreement shall constitute Incremental Term Loan Commitments of the respective Tranche specified in Annex I attached hereto and, upon the incurrence of Incremental Term Loans pursuant to this Agreement, shall constitute Incremental Term Loans under such specified Tranche for all purposes of the Credit Agreement and the other Credit Documents.

Each Incremental Term Loan Lender and the Borrowers further agree that, with respect to the Incremental Term Loan Commitments provided by each Incremental Term Loan Lender pursuant to this Agreement, each Incremental Term Loan Lender shall receive such upfront fees, if any, as are specified in Annex I attached hereto, which upfront fees shall be due and payable to each Incremental Term Loan Lender upon the Agreement Effective Date (as defined below) or as otherwise specified in said Annex I.

Each Incremental Term Loan Lender party to this Agreement (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and, to the extent applicable, to become a Lender under the Credit Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, and (v) in the case of each lending institution organized under the laws of a jurisdiction outside the United States, attaches the applicable forms described in Section 5.04(c) of the Credit Agreement certifying as to its entitlement to a complete exemption from United States withholding taxes with respect to all payments to be made under the Credit Agreement and the other Credit Documents. Upon the date of (i) the execution of a counterpart of this Agreement by such Incremental Term Loan Lenders, the Administrative Agent and the Borrowers, (ii) the delivery to the Administrative Agent of a fully executed copy (including by way of counterparts and by facsimile) hereof, (iii) the payment of any fees required in connection herewith and (iv) the satisfaction of the conditions precedent set forth in Section 12 of Annex I hereto (such date, the “Agreement Effective Date”), each Incremental Term Loan Lender party hereto agreeing to provide an Incremental Term Loan Commitment pursuant to this Agreement (i) shall be obligated to make the Incremental Term Loans provided to be made by it as provided in this Agreement on the terms, and subject to the conditions, set forth in the Credit Agreement and (ii) to the extent provided in this Agreement, shall have the rights and obligations of a Lender thereunder and under the other Credit Documents. The maximum number of drawings with respect to the Incremental Term Loan Commitments provided pursuant to this Agreement shall be as specified in Annex I attached hereto. Furthermore, any undrawn Incremental Term Loan Commitments provided pursuant to this Agreement shall expire on the date specified in Annex I attached hereto.

The Borrowers acknowledge and agree that they shall be liable for all Obligations with respect to the Incremental Term Loan Commitments provided hereby including, without limitation, any Term Loans made pursuant thereto. By acknowledging this Agreement, each Credit Party hereby agrees that all Obligations with respect to the Incremental Term Loan Commitments shall be entitled to the benefits of (i) the Guaranty of such Credit Party and shall constitute Guaranteed Obligations and (ii) each Security Document and shall constitute Obligations.

You may accept this Agreement by executing the enclosed copies in the space provided below, and returning a copy of same to us before the close of business on January 18, 2013. If you do not so accept this Agreement by such time, our Incremental Term Loan Commitments set forth in this Agreement shall be deemed cancelled.

After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile) by the parties hereto, this Agreement shall constitute a Credit Document and may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Credit Documents pursuant to Section 13.12 of the Credit Agreement.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

*         *         *

Very truly yours,

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Incremental Term Loan Lender

By:	/s/ Erin Morrissey
Name: Erin Morrissey
Title: Director

By:	/s/ Michael Getz
Name: Michael Getz
Title: Vice President

Agreed and Accepted this 17th day of January, 2013:

BWAY HOLDING COMPANY

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: Vice President

BWAY CORPORATION

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: Vice President

NORTH AMERICA PACKAGING CORPORATION

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: Vice President

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent

By:	/s/ Erin Morrissey
Name: Erin Morrissey
Title: Director

By:	/s/ Michael Getz
Name: Michael Getz
Title: Vice President

Annex I

TERMS AND CONDITIONS FOR

INCREMENTAL TERM LOAN COMMITMENT AGREEMENT

1.	Incremental Term Loan Commitment Amounts (as of the Agreement Effective Date):

Name of Lender	Amount of Incremental Term Loan Commitment
Deutsche Bank Trust Company Americas	$261,000,000
Total	$261,000,000

2.	Designation of Tranche of Incremental Term Loan Commitments (and Incremental Term Loans to be funded thereunder): Term Loans (fungible increase to Initial Term Loan tranche issued on November 5, 2012)

3.	Initial Incremental Term Loan Maturity Date: August 6, 2017.

4.	Dates for, and amounts of, Incremental Term Loan Scheduled Repayments:[1]

Scheduled Initial TL Repayment Date	Amount
March 31, 2013	$652,500
June 30, 2013	$652,500
September 30, 2013	$652,500
December 31, 2013	$652,500
March 31, 2014	$652,500
June 30, 2014	$652,500
September 30, 2014	$652,500
December 31, 2014	$652,500
March 31, 2015	$652,500
June 30, 2015	$652,500
September 30, 2015	$652,500
December 31, 2015	$652,500
March 31, 2016	$652,500

[1]

Amortization to be in equal quarterly installments in aggregate annual amounts equal to 1.00% of the original principal amount of the Incremental Term Loans, with the balance payable on the final maturity date.

Annex I

Scheduled Initial TL Repayment Date	Amount
June 30, 2016	$652,500
September 30, 2016	$652,500
December 31, 2016	$652,500
March 31, 2017	$652,500
Initial Maturity Date for Initial Term Loans	$249,907,500

5.	Rules for application of voluntary and mandatory prepayments: Identical to those provided under Section 5.01(a) and 5.02(g) of the Credit Agreement.

6.	Minimum Borrowing amount for Incremental Term Loans: $1,000,000

7.	OID: N/A.

8.

Interest Rates for Incremental Term Loans: Same as applicable to Initial Term Loan tranche issued on November 5, 2012 as provided in the definition of Applicable Margin contained in the Credit Agreement. [2]

9.	Maximum number of drawings permitted with respect to the Incremental Term Loan Commitments provided pursuant to the Incremental Term Loan Commitment Agreement to which this Annex I is attached: 1

10.	Expiration date of any undrawn Incremental Term Loan Commitments provided pursuant to the Incremental Term Loan Commitment Agreement pursuant to which this Annex 1 is attached: January 18, 2013.

11.	The proceeds of the Incremental Term Loans to be provided hereunder are to be used solely to finance the Transaction (as defined below). For purposes hereof, the terms below shall have the following definitions:

(i)	“Transaction” shall mean, collectively, (i) the consummation of the Acquisition, (ii) the consummation of the Refinancing (as defined below), (iii) the entering into of this Agreement, (iv) the incurrence of the Incremental Term Loans on the Agreement Effective Date, (v) the entering into of the Incremental ABL Increase and (vi) the payment of all Transaction Costs.

[2]	At the option of the Term Loan Borrowers, (i) LIBO Rate plus 3.25% per annum or (ii) the Base Rate plus 2.25% per annum, subject to LIBOR Rate and Base Rate floors of 1.25% and 2.25% respectively.

Annex I

(ii)	“Acquisition” shall mean the acquisition by BWAY Corporation of all of the Equity Interests of the Companies (as defined below), all in accordance with, and pursuant to the terms of, the Acquisition Agreement (as defined below).

(iii)	“Incremental ABL Increase” shall mean an increase in commitments by $50 million pursuant to the ABL Credit Agreement.

(iv)	“Transaction Costs” shall mean the fees, premiums and expenses payable by Holdings and its subsidiaries in connection with the transactions described in clauses (i) through (v) of the definition of “Transaction.”

12.	The obligation of the Incremental Term Loan Lenders to make the Incremental Term Loans pursuant to the Incremental Term Loan Commitments provided hereby by such Incremental Term Loan Lenders is subject at the time of the making of such Incremental Term Loans to the following conditions:

(i)	the Administrative Agent shall have received the officer’s certificate required to be delivered pursuant to clause (d) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1.01 of the Credit Agreement certifying that the conditions set forth in clauses (a) and (b) of the definition of “Incremental Loan Commitment Requirements” appearing in Section 1.01 of the Credit Agreement have been satisfied (together with calculations demonstrating same (where applicable) in reasonable detail);

(ii)	the representations made by the Companies and their businesses in the Acquisition Agreement as are material to the interests of the Incremental Term Lenders, but only to the extent that BWAY Corporation has the right to terminate its obligations under the Acquisition Agreement, or to decline to consummate the Acquisition pursuant to the Acquisition Agreement, as a result of a breach of such representations in the Acquisition Agreement, shall be true and correct in all material respects (or in all respects to the extent that any representation or warranty is qualified as to materiality);

(iii)	the Acquisition shall have been, or shall concurrently with the funding of the Incremental Term Loans be, consummated in accordance with the terms of the Acquisition Agreement and in compliance with applicable law and regulatory approvals;

(iv)

there shall have been no change, occurrence or development since December 31, 2011 that either individually or in the aggregate, would reasonably be expected to have a “Company Material Adverse Effect.” “Company Material Adverse Effect” means any state of facts, change, effect, event or occurrence that, individually or in the aggregate, means any state of facts, change, effect, event or occurrence that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to (x) the condition (financial or otherwise), results of operations, business, properties, assets or liabilities of Ropak Corporation and its subsidiaries (collectively, the “Companies”), taken as a whole or (y) the ability of a Party to timely perform its obligations under, or consummate the transactions contemplated by, the Stock Purchase Agreement, dated as November 30, 2012, by and among the Lead Borrower, Linpac Finance Limited and Linpac Group Limited (the “Acquisition Agreement”); provided that a Company Material Adverse Effect

Annex I

(except as provided in the foregoing clause (y)) shall not include any state of facts, changes, events, effects or occurrences occurring after November 30, 2012, to the extent resulting from, arising out of or attributable to (a) a downturn in general economic, business or regulatory conditions in the United States or elsewhere in the world or in any specific jurisdiction or geographical area; (b) general changes in the industries and markets in which the Companies operate that do not affect the Companies in a significantly disproportionate manner relative to other Persons engaged in business in the same industry; (c) changes in economic conditions in the United States of America, Canada or world economies, or securities or financial markets; (d) any changes in UK GAAP or accounting standards or interpretations thereof; (e) weather or any weather-related event; (f) any act of God or other calamity, national or international, political or social conditions (including the engagement by any country in hostilities, whether commenced before, on or after November 30, 2012, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack; (g) the execution or delivery of the Acquisition Agreement or the transactions contemplated hereby or the public announcement thereof; (h) the failure of the Companies to meet any projections (provided, that the exception in this clause shall not prevent or otherwise affect a determination that any event, change, circumstance, occurrence, effect or state of facts underlying such failure has resulted in, or contributed to a Company Material Adverse Effect); or (i) changes in applicable Laws or accounting rules; provided, however, that (I) the exceptions described in clauses (a), (b), (c), (d), (e), (f) and (i) shall only apply if the changes described therein do not have a disproportionate effect on the Companies relative to other Persons operating in one or more industries in which the Companies operate, and (II) the exceptions described in clause (g) of this definition shall not apply to the use of “Company Material Adverse Effect” in connection with any provision of the Acquisition Agreement addressing the execution, delivery or performance of the Acquisition Agreement or the consummation of the transactions contemplated thereby. All capitalized terms used in the definition of Company Material Adverse Effect shall have the same meanings as specified therefor in the Acquisition Agreement (as in effect on November 30, 2012);

(v)	the Administrative Agent shall have received a solvency certificate, in form and substance substantially as set forth in Exhibit A, from the chief financial officer of Holdings;

(vi)	the Administrative Agent shall have received an opinion of Latham & Watkins LLP, special counsel to the Credit Parties addressed to the Administrative Agent and each of the Incremental Term Loan Lenders and dated the Agreement Effective Date in form and substance reasonably satisfactory to the Administrative Agent;

(vii)	the Administrative Agent shall have received (a) customary corporate resolutions evidencing authorization, customary lien searches for the Companies that will become Guarantors, customary officer’s certificates, and good standing certificates in the respective jurisdiction of organization of the Companies that will become Guarantors and (b) all documents and instruments required pursuant to Section 9.12 of the Credit Agreement to create and perfect the Administrative Agent’s security interest in assets of the Companies constituting Collateral shall have been executed and delivered and, if applicable, be in proper form for filing; provided that the Lead Borrower shall, or shall cause applicable Credit Parties to, grant to the Collateral Agent for the benefit of the Secured Creditors

Annex I

security interests in each Deposit Account (as defined in the Security Agreement) and Securities Account (as defined in the Security Agreement) required to be subject to a control agreement under the terms of the Security Agreement and Mortgages in Material Real Property of the Lead Borrower and such other Credit Parties that are Restricted Subsidiaries of the Lead Borrower, in each case, within 90 days after the Agreement Effective Date, or such later date as the Administrative Agent may agree in its reasonable discretion;

(viii)	the refinancing of all outstanding indebtedness under the Companies’ existing credit agreement (the “Refinancing”) shall have been consummated substantially concurrently with the initial funding of the Incremental Term Loans, and the Administrative Agent shall have received reasonably satisfactory evidence of the discharge (or the making of arrangements for discharge) of all liens other than liens permitted to remain outstanding under the Acquisition Agreement or the Credit Agreement;

(ix)	the Administrative Agent shall have received from the Companies all documentation and other information required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the U.S.A. Patriot Act, to the extent requested at least 10 days prior to the Agreement Effective Date;

(x)	on the Agreement Effective Date, the Lead Borrower shall have paid to the Agents and each Incremental Term Lender all costs, fees and expenses (including, without limitation, legal fees and expenses) and other compensation payable to the Agents or such Incremental Term Loan Lender to the extent then due and to the extent invoiced at least two Business Days prior to the Agreement Effective Date; and

(xi)	no Event of Default shall exist after giving effect to the incurrence of the Incremental Term Loans contemplated by this Agreement on the Agreement Effective Date.

13.	Notwithstanding Section 2.03 of the Credit Agreement, this Agreement shall be deemed to satisfy the requirements to deliver a Notice of Borrowing under the Credit Agreement, and on the Agreement Effective Date, the Lead Borrower shall be deemed to have requested, and the Incremental Term Loan Lenders shall lend (subject to the satisfaction of each of the conditions set forth in paragraph (12) above), the Incremental Term Loans on the following terms:

(i)	Principal Amount of Incremental Term Loans: $261,000,000

(ii)	Date of Borrowing: Agreement Effective Date

(iii)	Interest: LIBO Rate

(iv)	Interest Period: from the Agreement Effective Date until February 1, 2013

EXHIBIT A

Form of Solvency Certificate

To the Administrative Agent and each of the Incremental Term Loan Lenders party to the Incremental Agreement referred to below:

I, the undersigned, the Chief Financial Officer of BWAY Intermediate Company, Inc., a Delaware corporation (“Holdings”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:

1. This Certificate is furnished to the Administrative Agent and the Lenders pursuant to Section 12(iv) of the Incremental Term Loan Commitment Agreement, dated as of January 18, 2013 (the “Incremental Agreement”) entered into in connection with the Term Loan Credit Agreement, dated as of November 5, 2012 (as amended from time to time, the “Credit Agreement”), among Holdings, BWAY Holding Company (the “Lead Borrower”), BWAY Corporation, North America Packaging Corporation (together with BWAY Corporation, the “Subsidiary Borrowers” and together with the Lead Borrower, the “Borrowers”), the various Lenders, Deutsche Bank Trust Company Americas, as Administrative Agent and Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs Bank USA, as Joint Lead Arrangers. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2. For purposes of this Certificate, the terms below shall have the following definitions:

(a)	“Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of Holdings and its subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)	“Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of Holdings and its subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)	“New Financing”

The Indebtedness incurred or to be incurred by Holdings and its subsidiaries under the Credit Documentation (assuming the full utilization of the total commitments under the Incremental Agreement and all other financings contemplated by the Credit Documentation, in each case after giving effect to the Transaction (as defined in the Incremental Agreement) and the incurrence of all financings in connection therewith.

Annex I

(d)	“Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of Holdings and its subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transaction, determined in accordance with GAAP consistently applied, together with the principal amount of all New Financing.

(e)	“Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of Holdings and its subsidiaries taken as a whole after giving effect to the Transaction (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of Holdings.

(f)	“Will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

For the period from the date hereof through the stated maturity of all New Financing, Holdings and its subsidiaries taken as a whole will have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(g)	“Do not have Unreasonably Small Capital”

For the period from the date hereof through the stated maturity of all New Financing, Holdings and its subsidiaries taken as a whole after consummation of the Transaction and all Indebtedness (including the Loans) being incurred or assumed and Liens created by Holdings and its subsidiaries in connection therewith, is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period.

3. For purposes of this Certificate, I, or officers of Holdings under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)	I have reviewed the financial statements (including the pro forma financial statements) delivered to the Administrative Agent and Incremental Term Loan Lenders.

(b)	I have knowledge of and have reviewed to my satisfaction the Incremental Agreement and the Credit Agreement.

Annex I

(c)	As chief financial officer of Holdings, I am familiar with the financial condition of Holdings and its subsidiaries.

4. Based on and subject to the foregoing, I hereby certify on behalf of Holdings that, after giving effect to the consummation of the Transaction and the related financing transactions (including the incurrence of Loans), it is my opinion that (i) the Fair Value and Present Fair Salable Value of the assets of Holdings and its subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Holdings and its subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) Holdings and its subsidiaries taken as a whole will be able to pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

* * *

IN WITNESS WHEREOF, Holdings has caused this certificate to be executed on its behalf by its Chief Financial Officer this             day of January, 2013.

BWAY INTERMEDIATE COMPANY, INC.

By:
Name:
Title: Chief Financial Officer